Exhibit 99.1

Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	PR Contact: Jeff Miller
091211.09	Tel: +1.281.529.7250
Global Industries Signs Merger Agreement with Technip
Global Stockholders to Receive $8.00 per Share
HOUSTON, TEXAS — September 12, 2011 — Global Industries, Ltd. (Nasdaq: GLBL) announced today that it has entered into a definitive merger agreement with Technip (NYSE Euronext Paris: TEC) under which Technip will acquire Global in an all cash merger. Under the terms of the agreement, which was unanimously approved by Global’s Board of Directors, Global stockholders will receive $8.00 in cash for each share of Global’s common stock. The transaction values Global at an enterprise value of approximately $1,073 million, including Global’s approximately $136 million of net debt. The $8.00 per share acquisition price represents a 55% premium to Global’s closing share price on September 9, 2011, the last trading day prior to announcement of the transaction, and a 92% premium to Global’s average closing share price for the 30 trading days ending on September 9, 2011. The transaction is not subject to any financing condition.
•	Global brings to Technip a complementary subsea business comprising the know-how and experience of Global’s teams supported by 14 vessels, including two newly-built leading edge S-Lay vessels, as well as important geographic positions notably in the Gulf of Mexico (US and Mexican waters), Asia-Pacific and the Middle East.

•	Technip’s skills, commercial track record, and strong client base will realize the full value and potential of Global’s know-how, assets and experience, and broaden opportunities for Global’s employees.
Global expects the transaction to be completed in early 2012. The management teams of Global and Technip expect to work closely together to develop an integration plan.

Global Industries Press Release	Page 2
John B. Reed, Chief Executive Officer of Global, said: “Global and Technip share a common view of the promising subsea market. The merger of our two companies will provide our customers with an unrivaled execution capability, combining Technip’s leading, integrated subsea capabilities with Global’s G1200 and G1201, complementary market presence and skills and know-how in S-Lay and heavy lift.”
Completion of the merger is subject to certain customary closing conditions, including, among other things, approval of Global’s stockholders and receipt of certain regulatory approvals.
Simmons & Company International is acting as financial advisor and Vinson & Elkins LLP is acting as legal advisor to Global. Simmons & Company has delivered a fairness opinion to the Global Board of Directors in connection with their approval of the transaction based upon and subject to the assumptions set forth in the opinion.
About Global
Global is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
Forward-looking Statements
This press release, and all oral statements made regarding the subject matter of this communication, contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Global and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Any statements that are not statements of historical fact (such as statements containing the words “believes”, “plans”, “anticipates”, “expects”, “estimates” and similar expressions) should be considered forward-looking statements. Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the proposed merger may not be consummated in a timely manner, if at all; (ii) the risk that the definitive merger agreement may be terminated in circumstances that require Global to pay Technip a termination fee of $30

Global Industries Press Release	Page 3
million; (iii) risks related to the diversion of management’s attention from Global’s ongoing business operations; (iv) the effect of the announcement of the merger on Global’s business relationships (including, without limitation, suppliers and customers), operating results and business generally; and (v) risks related to obtaining the requisite consents for the merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities. Additional risk factors that may affect future results are contained in Global’s filings with the Securities and Exchange Commission, which are available at the SEC’s website at http://www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Global. Global expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change of expectations with regard thereto or to reflect any change in events, conditions or circumstances.
Additional Information About the Merger and Where to Find it
In connection with the proposed merger, Global intends to file relevant materials with the SEC, including a proxy statement. Investors and security holders of Global are urged to read the proxy statement (when it becomes available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Global, the proposed merger and the parties to the proposed transaction. Investors and security holders may obtain these documents (and any other documents filed by Global and Technip with the SEC) free of charge at the SEC’s website at http://www.sec.gov. In addition, the documents filed with the SEC by Global may be obtained free of charge from the investor relations website portion of Global’s website at http://www.globalind.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.
Global and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Global’s stockholders in respect of the proposed merger. Information regarding Global’s directors and executive officers is contained in Global’s Annual Report on Form 10-K for the year ended December 31, 2010, its proxy statement for its 2011 Annual Meeting of Stockholders, and subsequent filings which Global has made with the SEC.

Global Industries Press Release	Page 4
Stockholders may obtain additional information about the directors and executive officers of Global and their respective interests with respect to the proposed merger by security holdings or otherwise, which may be different than those of Global’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC. Each of these documents is, or will be, available as described above.
#      #      #